Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

SIMPPLE LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0. 0001 per share(1)	457	(c)	3,293,000	$0.35	$1,152,550	.0.00014760		$170.12

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$1,152,550			$170.12
	Total Fees Previously Paid								$
	Total Fee Offsets								$
	Net Fee Due									$170.12

(1)	Represents Ordinary Shares issuable upon vesting or exercise of awards granted under the 2023 Equity Incentive Plan (the “Plan”) as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s Ordinary Shares as quoted on the Nasdaq Capital Market on September 10, 2024, multiplied by the number of shares registered.